SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
                                  ---------------------------
                              POST EFFECTIVE AMENDMENT NO. FIVE
                                           FORM S-8
                                 REGISTRATION STATEMENT UNDER
                                 THE SECURITIES ACT OF 1933
                                  ---------------------------
                         Diversified Financial Resources Corporation
                    (Exact name of registrant as specified in its charter)

 Delaware                                                       58-2027283
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                       1771 Wolviston Way, San Diego, California 92154
                           (Address of principal executive offices)

          The 2004 Benefit Plan of Diversified Financial Resources Corporation
                                   (Full title of the plan)


               John Chapman, 1771 - Wolviston Way, San Diego, California 92154

                   (Name, address, including zip code, of agent for service)

  Telephone number, including area code, of agent for service: (619) 575-7041

                              CALCULATION OF REGISTRATION FEE
Title of Securities to be     Amounts to     Proposed Maximum     Proposed Maximum       Amount of
Registered                    be             Offering Price Per   Aggregate Offering     Registration
                              Registered     Share(1)             Price                  Fee
Common Stock, issuable upon     900,000,000       $0.00015              $135,000             $17.55
exercise of Options
============================  =============  ===================  =====================  ==============

(1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of August 30, 2004, a date within five business days prior to the date of filing of this registration statement.

                               Post Effective Amendment to the
               2004 Benefit Plan of Diversified Financial Resources Corporation


        This Post Effective Amendment No. Five is being filed to reflect that the Board of Directors of Diversified Financial Resources Corporation (the "Company") has amended The 2004 Benefit Plan of Diversified Financial Resources Corporation as filed by the Company in an S-8 filed on February 6, 2004, file no. 333-112592, first amendment on March 18, 2004, file no. 333-113709, second amendment on May 21, 2004, file no.333-115715, third amendment on June 28, 2004, file no. 333-113709 and fourth amendment on July 16, 2004, file no. 333-113709, each of which is incorporated herein by reference.
This fifth amendment will increase the number of shares to be included in the plan from One Billion One Hundred Fifty Million (1,150,000,000) to
Two Billion Fifty Million (2,050,000,000). The amendment to the 2004
Benefit Plan of Diversified Financial Resources Corporation, is filed as Exhibit "A" hereto. An additional Nine Hundred million (900,000,000) shares are being registered hereby.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 3.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. Five to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California, on September 1, 2004.
                             Diversified Financial Resources Corporation

                        By    /s/ John Chapman
                            John Chapman as President



 /s/ John Chapman                   Date:    9/1/2004
 John Chapman, Director


 /s/ Dennis Thompson                        Date:      9/1/2004
Dennis Thompson, Director


 /s/ John Casey                             Date:     9/1/2004
John Casey, Director



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





                                      INDEX TO EXHIBITS



Exhibits  SEC Ref. No.    Description of Exhibit                           Page
A               4          Amendment No. Five to the 2004 Benefit Plan       4
                           of Diversified Financial Resources
                           Corporation
B              5, 23(b)    Opinion and consent of Counsel with respect       5
                           to the legality of the issuance of securities being issued pursuant to the Amended Benefit
                           Plan

C             23(a)        Consent of Accountant                             8






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Exhibit A, SEC Ref. No. 4.

                             POST EFFECTIVE AMENDMENT NUMBER FIVE
                                   TO THE 2004 BENEFIT PLAN
                                              OF
                         DIVERSIFIED FINANCIAL RESOURCES CORPORATION

        Effective this 30th day of August, 2004, Paragraphs 3 and 13 of the 2004 Benefit Plan of Diversified Financial Resources Corporation shall be and hereby are amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of Two Billion Fifty Million (2,050,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Two Billion Fifty millionth share is issued hereunder.


    ATTEST:

        /s/ John Chapman
John Chapman, President



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



                                      Michael Golightly

                                      268 West 400 South
                          Third Floor        Telephone: (801) 575-8073 ext 152
Attorney at Law       Salt Lake City, Utah 84101     Facsimile: (801) 521-2081
                           Admitted in Texas and Utah

September 1, 2004

Board of Directors
Diversified Financial Resources Corporation
1771 Wolviston Way
San Diego, California 92154

Re:     Legality and Authorization of Shares Issued
        Under Form S-8 Registration Statement

To the Board of Directors of Diversified Financial Resources Corporation

I have acted as special counsel for Diversified Financial Resources
Corporation a Delaware corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under The Post-Effective Amendment No. Five to a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a fifth post-effective amendment to the plan entitled "The 2004 Benefit
Plan of Diversified Financial Resources Corporation" (the "Benefit Plan") pursuant to which the Company will authorized the issuance of a total of Two Billion Fifty Million (2,050,000,000) shares of the Company's common stock, par value $0.001 (the "Shares"), the fifth amendment will increase the number of shares by 900,000,000.

This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

    1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;
    2.  The Registration Statement herein referenced;
    3. A Board of Directors Resolution, dated September 1, 2004, authorizing and approving the Amendment to the Company's 2004 Benefit Plan and the
preparation of the Post-Effective Amendment No. Five to the S-8 Registration Statement;
    4. The Company's Section 10(a) Prospectus for the Registration Statement;
5.
    The Company's Form 10-KSB for the fiscal year ended December 31, 2003; 6. The Company's Forms 10-QSB for the quarters ended March 31, 2004 and
        June 30, 2004;
    7. Such other documents as I have deemed necessary for the purposes of this Opinion.

You have represented to me that the Company is current in its filings with the Commission, that the Company's board of directors has authorized the filing of the amendment to the Form S-8 and that the quantity of shares to be included in the amendment to the Form S-8 are available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further

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expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Delaware; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan and the proposed post-effective amendment thereto; the Company's Board of Directors has authorized the filing of the Registration Statement and the proposed post-effective amendment; and that the total of Two Billion Fifty Million (2,050,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding.
As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

A. I am admitted to practice law in the State of Utah and the State of Texas. I am not admitted to practice law in the State of Delaware or in other jurisdictions where the Company may own property or transact business.
    This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Delaware court or any other court would apply Delaware law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

B. In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.

C. In rendering the opinion that the Shares to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised or will exercise good faith in establishing the value paid for the Shares; (2)all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's stock records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of common stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.

D. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware or any other jurisdiction with regard to any other issue not expressly addressed herein which exclusion shall apply, but not be limited to, the subsequent tradeability of the Shares on either state or federal level.

E. I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

G. I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

H. Certain of the remedial provisions of the 2004 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the Post Effective Amendment No. Four to the S-8 Registration Statement as originally filed on February 6, 2004, as amended on March 18, 2004, on May 21, 2004 and on June 28, 2004. I hereby consent to its use as an exhibit to the Post Effective Amendment No. Four to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/s/ Michael Golightly

Michael Golightly
Attorney at Law

                                     JONES SIMKINS, P.C.
                                         P.O. Box 747
                                      Logan, Utah 84323


                      CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the incorporation by reference on Post Effective Amendment No. Five to Form S-8 of our report dated April 2, 2004 with respect to the consolidated financial statements of Diversified Financial Resources Corporation included in the Annual Report on Form 10-KSB for the year ended December 31,2003.


/s/ Jones Simkins

                              JONES SIMKINS, P.C.
Logan, Utah
September   2, 2004





























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